Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Fourth Quarter and Full Year 2016 Financial Results

Company Reports 8th Consecutive Year of Profitability

Results for the Fourth Quarter of 2016

•	Net income of $18.7 million, or $0.47 per diluted share

•	Record ethanol production of 334.2 million gallons

•	EBITDA of $83.5 million

Results for the Full Year of 2016

•	Net income of $10.7 million, or $0.28 per diluted share

•	Company produced 1.1 billion gallons, a 21% increase over 2015

•	EBITDA of $174.4 million

OMAHA, Neb., Feb. 8, 2017 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the fourth quarter of 2016. Net income attributable to the company was $18.7 million, or $0.47 per diluted share, for the fourth quarter of 2016 compared with net loss of $(3.6) million, or $(0.09) per diluted share, for the same period in 2015. Revenues were $932.1 million for the fourth quarter of 2016 compared with $739.9 million for the same period last year.

“Green Plains finished 2016 on a strong note, generating $74.3 million of segment operating income in the fourth quarter as we successfully integrated the acquisitions of three ethanol plants and Fleischmann’s Vinegar Company into our platform,” said Todd Becker, president and chief executive officer. “Each of our business units performed well during the quarter and the year, delivering strong results by continuing to focus on executing our long term strategy of diversification and achieving scale in all of our businesses.”

With the addition of Fleischmann’s Vinegar Company in the fourth quarter of 2016, Green Plains restructured its operating segments. The four segments include: ethanol production, agribusiness and energy services, food and food ingredients and partnership. Please see segment information below for more detail.

During the fourth quarter, Green Plains produced 334.2 million gallons of ethanol compared with 260.8 million gallons for the same period in 2015. The consolidated ethanol crush margin was $81.6 million, or $0.24 per gallon, for the fourth quarter of 2016 compared with $28.9 million, or $0.11 per gallon, for the same period in 2015. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees, net of related expenses.

Revenues were $3.4 billion for the year ended Dec. 31, 2016, compared with $3.0 billion for the same period in 2015. Net income attributable to the company for the year ended Dec. 31, 2016, was $10.7 million, or $0.28 per diluted share, compared with net income of $7.1 million, or $0.18 per diluted share, for the same period in 2015.

“U.S. ethanol demand was strong in 2016 and we expect that to continue in 2017. In addition, exports were the strongest we have seen in 5 years. U.S. ethanol remains competitively priced and export demand could be even stronger this year,” Becker added. “We expect to see solid infrastructure growth in support of E15 with new locations and more retailers expanding demand for the product. In all, we believe gasoline demand will continue to grow, leading to an improved ethanol margin environment as we approach the beginning of summer driving season in April.

“We invested over $550 million of growth capital in 2016, which we believe positions us to deliver stronger results in the future. We continue to evaluate additional growth opportunities across all of our segments and we look forward to the completion of the Jefferson Energy Terminal joint venture in the second half of this year,” stated Becker.

Full Year Highlights

•	On Jan. 1, 2016, Green Plains sold the storage and transportation assets of the Hopewell and Hereford ethanol production facilities to Green Plains Partners for $62.3 million.

•	On June 14, 2016, Green Plains Inc. and Jefferson Gulf Coast Energy Partners, a subsidiary of Fortress Transportation and Infrastructure Investors LLC, announced the formation of a 50/50 joint venture to construct and operate an intermodal export and import fuels terminal at Jefferson’s existing Beaumont, Texas terminal. Green Plains will offer its interest in the joint venture to the partnership once commercial development is complete, which is expected during the second half of 2017.

•	In Aug. 2016, Green Plains completed a private offering of $170 million aggregate principal amount of 4.125% convertible senior notes that will mature on Sept. 1, 2022. The net proceeds from the offering were used to finance the recent acquisitions.

•	On Sept. 23, 2016, Green Plains acquired three ethanol plants located in Madison, Ill., Mount Vernon, Ind. and York. Neb. for approximately $235 million in cash plus certain working capital adjustments. Concurrently, the ethanol storage assets were sold to Green Plains Partners LP for $90 million. The plants added 230 million gallons per year of ethanol production capacity.

•	On Oct. 3, 2016, Green Plains acquired SCI Ingredients Holdings, Inc. and its wholly owned subsidiary, Fleischmann’s Vinegar Company, Inc., for approximately $258 million, financing the transaction with $135 million of debt and the balance with cash on hand. Fleischmann’s Vinegar Company operates as a standalone business.

Results of Operations

Consolidated revenues increased $192.2 million for the three months ended Dec. 31, 2016, compared with the same period in 2015. Revenues were impacted by an increase in ethanol volumes sold and a higher average price realized for ethanol along with an increase in volumes of cattle sold, plus the addition of Fleischmann’s Vinegar in the quarter. The increase in revenues were partially offset by lower volumes and average realized prices for grain sold.

Operating income increased $43.3 million for the three months ended Dec. 31, 2016, compared with the same period last year primarily due to increased margins on ethanol production. Interest expense increased $8.3 million for the three months ended Dec. 31, 2016, compared with the same period last year primarily due to higher average debt outstanding. Income tax expense was $12.2 million for the three months ended Dec. 31, 2016, compared with $4.1 million for the same period in 2015.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2016 was $83.5 million compared with $32.5 million for the same period last year.

Segment Information

Management implemented organizational changes during the fourth quarter of 2016 as a result of acquisitions during the year and now reviews financial and operating performance for four operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading, (3) food and food ingredients, which includes the vinegar operations and cattle feedlot operations and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party cost of grain consumed and revenues from product sales are reported directly in the ethanol production segment. Prior periods have been reclassified to conform to the revised segment presentation.

GREEN PLAINS INC.

SEGMENT OPERATIONS

(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Var.	2016	2015	% Var.
Revenues:
Ethanol production	$704,539	$522,932	34.7%	$2,454,896	$2,029,359	21.0%
Agribusiness and energy services	147,606	171,029	(13.7)	664,113	732,646	(9.4)
Food and food ingredients	87,257	50,897	71.4	318,181	219,385	45.0
Partnership	28,285	22,686	24.7	103,772	50,937	103.7
Intersegment eliminations	(35,589)	(27,630)	28.8	(130,081)	(66,738)	94.9

	932,098	739,914	26.0	3,410,881	2,965,589	15.0

Gross margin:
Ethanol production	67,354	17,392	287.3	128,197	123,349	3.9
Agribusiness and energy services	21,124	18,232	15.9	59,368	59,362	—
Food and food ingredients	11,947	653	*	23,785	2,724	*
Partnership	28,285	22,686	24.7	103,772	50,937	103.7
Intersegment eliminations	403	(38)	*	(320)	(150)	113.3

	129,113	58,925	119.1	314,802	236,222	33.3

Operating income (loss):
Ethanol production	35,798	(3,398)	*	28,125	43,266	(35.0)
Agribusiness and energy services	13,295	12,142	9.5	34,039	37,253	(8.6)
Food and food ingredients	6,842	(470)	*	16,436	(952)	*
Partnership	17,945	12,185	47.3	60,903	12,990	368.8
Intersegment eliminations	442	—	*	(170)	—	*

Segment operating income	74,322	20,459	263.3	139,333	92,557	50.5
Corporate activities	(18,252)	(7,721)	136.4	(47,645)	(31,480)	51.4

	$56,070	$12,738	340.2%	$91,688	$61,077	50.1%

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

OPERATING DATA BY PRODUCT

(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Var.	2016	2015	% Var.
Ethanol production
Ethanol sold (gallons)	334,166	260,767	28.1%	1,147,630	947,557	21.1%
Distillers grains sold (tons)	894	703	27.2	3,064	2,540	20.6
Corn oil sold (pounds)	77,370	68,072	13.7	273,901	244,047	12.2
Corn consumed (bushels)	116,783	90,669	28.8	401,065	332,417	20.7
Agribusiness and energy services
Domestic ethanol sold (gallons)	341,833	255,489	33.8	1,244,764	1,016,742	22.4
Export ethanol sold (gallons)	37,266	35,213	5.8	152,141	143,949	5.7

	379,099	290,702	30.4	1,396,905	1,160,691	20.4
Partnership
Storage and throughput (gallons)(1)	334,166	248,862	34.3	1,147,630	464,422	*

*	Percentage variance not considered meaningful.
(1)	Results include volumes under the storage and throughput agreement.

GREEN PLAINS INC.

CONSOLIDATED CRUSH MARGIN

(unaudited, in thousands except per gallon amounts)

	Three Months Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015
	($ in thousands)		($ per gallon produced)
Ethanol production operating income	$35,798	$(3,398)	$0.11	$(0.01)
Depreciation and amortization	22,091	14,397	0.06	0.05

Total ethanol production	57,889	10,999	0.17	0.04
Intercompany fees, net:
Storage and logistics (partnership)	17,783	13,112	0.05	0.05
Marketing and agribusiness fees (agribusiness and energy services)	5,965	4,772	0.02	0.02

Consolidated crush margin	$81,637	$28,883	$0.24	$0.11

Liquidity and Capital Resources

On Dec. 31, 2016, Green Plains had $356.2 million in total cash and cash equivalents, and $120.8 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions. Total debt outstanding was $1,108.9 million, including $291.2 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and the food and food ingredients segments at Dec. 31, 2016.

Conference Call Information

On Feb. 9, 2017, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter 2016 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.778.9065 and 913.312.0719, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains’ website at http://investor.gpreinc.com/events.cfm. A transcript of the conference call will also be made available on the company’s website as soon as practicable.

Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, and consolidated ethanol crush margin to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered an alternative to net income or segment operating income, which are determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company is the second largest consolidated owner of ethanol production facilities in the world, with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains, through its wholly owned subsidiary Fleischmann’s Vinegar Company, provides specialized ingredient solutions for leading food and feed manufacturers. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words with similar meanings in connection with future operating or financial performance. Such statements are based on management’s current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including competition in the industries in which Green Plains operates; commodity market risks, including those resulting from current weather conditions; financial market risks; counterparty risks; risks associated with changes to federal policy or regulation; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production and growth potential of the algal biomass industry; risks associated with the recent acquisitions of three ethanol plants and Fleischmann’s Vinegar; and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2015, and subsequent filings with the SEC. Green Plains is not obligated nor intends to update its forward-looking statements at any time unless it is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.

Consolidated Financial Results

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$304,211	$384,867
Restricted cash	51,979	27,018
Accounts receivable, net	147,495	96,150
Inventories	422,181	353,957
Other current assets	74,710	50,585

Total current assets	1,000,576	912,577
Property and equipment, net	1,178,706	922,070
Other assets	327,210	83,273

Total assets	$2,506,492	$1,917,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$192,275	$166,963
Accrued and other liabilities	67,473	32,026
Short-term notes payable and other borrowings	291,223	226,928
Current maturities of long-term debt	35,059	4,507
Other current liabilities	8,916	8,245

Current liabilities	594,946	438,669
Long-term debt	782,610	432,139
Other liabilities	149,745	88,203

Total liabilities	1,527,301	959,011
Stockholders’ equity
Total Green Plains stockholders’ equity	862,507	797,830
Noncontrolling interests	116,684	161,079

Total liabilities and stockholders’ equity	$2,506,492	$1,917,920

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Var.	2016	2015	% Var.
Revenues
Product	$929,838	$737,882	26.0%	$3,402,579	$2,957,201	15.1%
Service	2,260	2,032	11.2	8,302	8,388	(1.0)

Total revenues	932,098	739,914	26.0	3,410,881	2,965,589	15.0

Costs and expenses
Cost of goods sold	802,985	680,989	17.9	3,096,079	2,729,367	13.4
Operations and maintenance	8,498	7,750	9.7	34,211	29,601	15.6
General and administrative	36,451	21,121	72.6	104,677	79,594	31.5
Depreciation and amortization	28,094	17,316	62.2	84,226	65,950	27.7

Total costs and expenses	876,028	727,176	20.5	3,319,193	2,904,512	14.3

Operating income	56,070	12,738	340.2	91,688	61,077	50.1

Other income (expense)
Interest income	278	462	(39.8)	1,541	1,211	27.3
Interest expense	(18,735)	(10,448)	79.3	(51,851)	(40,366)	28.5
Other, net	(976)	2,027	(148.1)	(3,027)	(457)	562.4

Total other expense	(19,433)	(7,959)	144.2	(53,337)	(39,612)	34.6

Income before income taxes	36,637	4,779	666.6	38,351	21,465	78.7
Income tax expense	12,199	4,066	200.0	7,860	6,237	26.0

Net income	24,438	713	*	30,491	15,228	100.2
Net income attributable to noncontrolling interests	5,756	4,302	33.8	19,828	8,164	142.9

Net income (loss) attributable to Green Plains	$18,682	$(3,589)	* %	$10,663	$7,064	50.9%

Earnings per share:
Net income (loss) attributable to Green Plains - basic	$0.49	$(0.09)		$0.28	$0.19

Net income (loss) attributable to Green Plains - diluted	$0.47	$(0.09)		$0.28	$0.18

Weighted average shares outstanding:
Basic	38,367	37,890		38,318	37,947

Diluted	39,845	37,890		38,573	39,028

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$30,491	$15,228
Noncash operating adjustments:
Depreciation and amortization	84,226	65,950
Deferred income taxes	4,910	(27,513)
Other	21,828	14,480
Net change in working capital	(58,468)	(57,919)

Net cash provided by operating activities	82,987	10,226

Cash flows from investing activities:
Purchases of property and equipment	(58,171)	(63,418)
Acquisition of businesses, net of cash acquired	(508,143)	(116,796)
Proceeds on disposal of assets, net	58	68
Investments in unconsolidated subsidiaries	(6,342)	(3,055)

Net cash used by investing activities	(572,598)	(183,201)

Cash flows from financing activities:
Net proceeds (payments) - long-term debt	417,197	(17,410)
Net proceeds (payments) - short-term borrowings	63,978	17,911
Other	(72,220)	131,831

Net cash provided by financing activities	408,955	132,332

Net change in cash and cash equivalents	(80,656)	(40,643)
Cash and cash equivalents, beginning of period	384,867	425,510

Cash and cash equivalents, end of period	$304,211	$384,867

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$24,438	$713	$30,491	$15,228
Interest expense	18,735	10,448	51,851	40,366
Income taxes	12,199	4,066	7,860	6,237
Depreciation and amortization	28,094	17,316	84,226	65,950

EBITDA	$83,466	$32,543	$174,428	$127,781

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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